CONSENT OF QUALIFIED PERSON

VIA SEDAR

British Columbia Securities Commission

Alberta Securities Commission

Ontario Securities Commission

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:

Tanzanian Royalty Exploration Corporation (the “Company”)

Short Form Preliminary Prospectus dated July 11, 2011 (the “Prospectus”)

Registration Statement on Form F-10

This letter is being filed as the consent of the undersigned to being named in the Prospectus and to the use of and inclusion of reference in the Prospectus to the technical reports entitled: (i) “Report on 2001 - 2008 Exploration Programs Kigosi Project Area, Ushirombo District, Shinyanga Region, in the United Republic of Tanzania, East Africa by J. G. Deane Pr. Sci. Nat and P. Zizhou Pr. Sci. Nat” dated April 9, 2009; (ii) “The National Instrument 43-101 Technical Report on Tanzania Royalty Exploration Corporation’s Buckreef Gold Project in Tanzania by Venmyn Rand (Pty) Limited” dated February 22, 2011; and (iii) “Update National Instrument 43-101 Technical Report on Tanzanian Royalty Exploration Corporation’s Buckreef Gold Project in Tanzania by Venmyn Rand (Pty) Limited” dated June 28, 2011, (collectively, the “Technical Reports”), and to the written disclosure filed in the material change report and press release of the Company dated December 21, 2010 in respect of the successful bid for the Buckreef Gold Mine Re-Development Project in Northern Tanzania and the material change report and press release of the Company dated April 15, 2011 in respect of the increase in the Buckreef Gold Project Resource Base (the “Material Change Reports”).

I also consent to any extracts from or a summary of the Technical Reports and the Material Change Reports in the Prospectus or included by reference in the Prospectus of the Company.

I, Peter Zizhou, hereby confirm that I have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are: (a) derived from the Technical Reports and the Material Change Reports; or (b) within my knowledge as a result of the services I performed in connection with the Technical Reports and the Material Change Reports.

I certify that I have read the Prospectus being filed by the Company and that it fairly and accurately represents the information in the sections of the Technical Reports and the Material Change Reports for which I am responsible.

In addition, I hereby consent to the use of my name in Tanzanian Royalty Exploration Corporation’s registration statement on Form F-10, and any amendments thereto filed under the Securities Act of 1933, as amended (the “Registration Statement”), to the inclusion and incorporation by reference in the Registration Statement of information derived from the Technical Reports.

Dated this 10th day of July, 2011.

________________________

Peter Zizhou